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                                 Exhibit 10.37

6-1162-KAC-1736


International Lease Finance Corporation
1999 Avenue of the Stars
Los Angeles, California 90067

Subject: Letter Agreement No.6-1162-KAC-1736 to Purchase Agreement No. 1498 - Engine Price Adjustment - Substitute Aircraft - Supplemental Agreement No. 9

Gentlemen:

Reference is made to Purchase Agreement No. 1498 dated as of August 25, 1988 (the Purchase Agreement) between The Boeing Company (Boeing) and International Lease Finance Corporation (Buyer) relating to the sale by Boeing and the purchase by Buyer of certain Model 767-300ER aircraft (the Aircraft) and to Supplemental Agreement No.9 dated May 28, 1993, relating to the substitution of General Electric Model CF6-80C2-B6F engines for the Model CF6-80C2-B4 engines for the following aircraft:

     Scheduled Month
     of Delivery            Quantity
     March 1994             One (1)
     May 1994               One (1)
     September 1994         One (1)
     October 1994           One (1)
     March 1995             One (1)
     October 1995           One (1)

The aircraft with engines substituted as defined above are hereinafter referred to as the Substitute Aircraft.

This letter, when accepted by Buyer, will become part of the Purchase Agreement and will evidence our further agreement with respect to the matters set forth below.

All terms used herein and in the Purchase Agreement, and not defined herein, shall have the same meaning as in the Purchase Agreement.

In support of the Substitute Aircraft, Boeing will amend its engine order with General Electric (GE) to reflect the purchase of CF6-80C2-B6F engines for each Substitute Aircraft.
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Subsequent to the execution of the Purchase Agreement, the prices and engine escalation provisions for GE series engines have been revised. In accordance with Boeing's agreement with GE, such revised engine prices and escalation provisions are to be used in determining adjustments in the prices of CF6-80C2 series engines required as a result of changes in Boeing's orders with GE occurring after the date the revised prices and escalation provisions became effective.

The following engine pricing provisions are applicable to such engine substitutions.

(a)  The following definitions shall apply:

     "Aircraft Engine Basic Price" - basic price of the engine selected to power the Aircraft as set forth in the definitive agreement to purchase the Aircraft.

     "Substitute Engine Price" - basic price of the engine selected to power the Substitute Aircraft as quoted by GE at the time of entering into the definitive agreement to purchase the Substitute Aircraft.

     "Aircraft Engine Price" - basic price of the engine with the same thrust rating as selected to power the Aircraft as quoted by GE at the time of entering into the definitive agreement to purchase the Substitute Aircraft.

     "Delta Engine Price" - shall be determined by subtracting from the Substitute Engine Price the Aircraft Engine Price.

(b) The price of engines to be used in determining the basic price of the Substitute Aircraft shall be equal to the Aircraft Engine Base Price increased by the Delta Engine Price, if the Substitute Engine Price is greater than the Aircraft Engine Price, or decreased by the Delta Engine Price if the Substitute Engine Price is less than the Aircraft Engine Price.

(c) The engine escalation amount to be added to the basic price of the Substitute Aircraft at the time of delivery to determine the engine escalation element of the purchase price of the Substitute Aircraft shall be equal to:

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     (i)  The engine escalation amount determined for the Aircraft Engine utilizing the Aircraft Engine Basic Price and the escalation provisions for such Engine as set forth in Exhibit D of the Purchase Agreement, plus or minus

     (ii) the escalation amount of the Delta Engine Price determined by utilizing the GE engine escalation provisions as set forth in Attachment A to this Letter Agreement. The Delta Engine Price will be substituted for the engine basic price in such GE escalation provisions. If the Delta Engine Price is added to the Aircraft Engine Basic Price under paragraph b) above, the above escalation is added to the Substitute Aircraft basic price. If the Delta Engine Price is subtracted from the Aircraft Engine Basic Price under paragraph b) above, the above escalation is subtracted from the Substitute Aircraft basic price.

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters treated above, please indicate your acceptance and approval below.

Very truly yours,

THE BOEING COMPANY


By Katherine A. Crandell

Its Attorney-in-Fact


ACCEPTED AND AGREED TO this

Date:  October 20, 1993

INTERNATIONAL LEASE FINANCE CORPORATION


By  R.G. Duncan

Its  Senior Vice President

Attachment

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Attachment to Letter Agreement No.6-1162-KAC-1736


                   ENGINE PRICE ADJUSTMENT , GENERAL ELECTRIC
                               (1991 BASE PRICE)


(a) The basic price of each Aircraft set forth in Article 3 of this Agreement includes an aggregate price for thrust adjustment from CF6-80C2-B4 to CF6-80C2-B6 engines (collectively in this Exhibit D called "Engines") of *. The adjustment in Engine price applicable to each Aircraft ("Engine Price Adjustment" herein) will be determined at the time of Aircraft delivery in accordance with the following formula:

     D1  = (Pb x  CPI) , Pb     124.49

(b)  The following definitions will apply herein:

     D1  =  Engine Price Adjustment

     Pb  =  Aggregate Engine Base Price as set forth in paragraph
(a) above.

     CPI  =   The Composite Price Index as determined in accordance with the formula set forth below. The Index values referred to below, to be used in determining the CPI, will be for the ninth month prior to the month of scheduled Aircraft delivery. Such Index values will be those prepared by the Bureau of Labor Statistics, U.S. Department of Labor.

     CPI =  L + M1 + M2 + M3

     L  =   The Labor Index for such month will be the quotient, expressed as a decimal and rounded to the nearest thousandth, of the "Hourly Earnings of Aircraft Engines and Engine Parts Production Workers" SIC 3724, for such month divided by Eleven Dollars and Sixteen Cents ($11.16). Such quotient will be multiplied by 100 and then by thirty percent (30%) with the value resulting from the latter multiplication expressed as a decimal and rounded to the nearest hundredth.

* PURSUANT TO 17 CFR 240.24b-2, CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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     M1 =   The Industrial Commodities Index for such month will be equal to thirty percent (30%) of the Producer Price Index for "all commodities other than Farm and Foods," Code 3 through 15, (Base Year 1982 = 100) for such month, expressed as a decimal and rounded to the nearest hundredth.

     M2 =   The Metals and Metal Products Index for such month will be equal to thirty percent (30%) of the Producer Price Index for "Metals and Metal Products," Code 10, (Base Year 1982 = 100) for such month expressed as a decimal and rounded to the nearest hundredth.

     M3 =   The Fuel Index for such month will be equal to ten percent (10%) of the Producer Price Index for "Fuel and Related Products and Power," Code 5, (Base Year 1982 = 100) for such month expressed as a decimal and rounded to the nearest hundredth.

     124.49 =  Composite Price Index for October, 1990.

The factor (CPI divided by 124.49) by which the Aggregate Engine Base Price is to be multiplied will be expressed as a decimal and rounded to the nearest thousandth.

The Engine Price Adjustment will not be made if it would result in a decrease in the aggregate Engine base price.

(c) The values of the Average Hourly Earnings and Producer Price Indices used in determining the Engine Price Adjustment will be those published by the Bureau of Labor Statistics, U.S. Department of Labor as of a date 30 days prior to the scheduled Aircraft delivery to Buyer. Such values will be considered final and no Engine Price Adjustment will be made after Aircraft delivery for any subsequent changes in published Index values.

(d) If the U.S. Department of Labor, Bureau of Labor Statistics (i) substantially revises the methodology (in contrast to benchmark adjustments or other corrections of previously published data) or (ii) discontinues publication of any of the data referred to above, General Electric agrees to meet jointly with Boeing and Buyer to jointly select a substitute for the revised or discontinued data;

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such substitute data to lead in application to the same adjustment result, insofar as possible, as would have been achieved by continuing the use of the original data as it may have fluctuated had it not been revised or discontinued. Appropriate revision of the Engine Price Adjustment provisions set forth above will be made to accomplish this result for the affected Engines.

In the event the Engine price escalation provisions are made non-enforceable or otherwise rendered null and void by any agency of the United States Government, General Electric agrees to meet jointly with Boeing and Buyer to jointly agree, to the extent such parties may lawfully do so, to adjust equitably the purchase price of any affected Engine(s) to reflect an allowance for increases in labor, material and fuel costs that have occurred from the period represented by the applicable CPI to the ninth month preceding the month of scheduled delivery of the applicable Aircraft.

NOTE: Any rounding of a number, as required under this Exhibit D with respect to escalation of the Engine price, will be accomplished as follows: if the first digit of the portion to be dropped from the number to be rounded is five or greater, the preceding digit will be raised to the next higher number.

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